UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Klaus  Luft
   Gut Keferloh 1 B
   , Grasbrunn bei Munich D-85630
2. Issuer Name and Ticker or Trading Symbol
   Dell Computer Corporation  (DELL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   1/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |      |    |                  |   |           |499200             |D     |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Nonqualified Stock Optio|$2.072  |     |    |           |   |1    |8/29/|Common Stock|       |       |76800       |D  |            |
ns                      |        |     |    |           |   |     |2006 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$9.26   |     |    |           |   |2    |7/18/|Common Stock|       |       |76800       |D  |            |
ns                      |        |     |    |           |   |     |2007 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$28.24  |7/19/|A   |24080      |A  |3    |7/19/|Common Stock|24080  |N/A    |            |D  |            |
ns                      |        | 2001|    |           |   |     |2011 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$28.24  |7/19/|A   |4250       |A  |4    |7/19/|Common Stock|4250   |N/A    |            |D  |            |
ns                      |        | 2001|    |           |   |     |2011 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$28.24  |1/2/ |G   |10000      |D  |5    |7/19/|Common Stock|10000  |N/A    |18330       |D  |            |
ns                      |        |2002 |    |           |   |     |2011 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$28.899 |     |    |           |   |6    |7/17/|Common Stock|       |       |26096       |D  |            |
ns                      |        |     |    |           |   |     |2008 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$43.91  |     |    |           |   |7    |7/16/|Common Stock|       |       |6284        |D  |            |
ns                      |        |     |    |           |   |     |2009 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$43.91  |     |    |           |   |8    |7/16/|Common Stock|       |       |10000       |I  |Family Trust|
ns                      |        |     |    |           |   |     |2009 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$52.1563|     |    |           |   |9    |7/20/|Common Stock|       |       |18599       |D  |            |
ns                      |        |     |    |           |   |     |2010 |            |       |       |            |   |            |
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Explanation of Responses:
1. Currently exercisable.
2. Exercisable in accordance with the following schedule: 38,400 shares on 7/18 of each year from 2001 through 2002.
3. Exercisable in accordance with the following schedule: 4,816 shares on 7/19 of each year from 2002 through 2006.
4. Exercisable in accordance with the following schedule: 850 shares on 7/19 of each year from 2002 through 2006.
5. Exercisable in accordance with the following schedule: 2,000 shares on 7/19 of each year from 2002 through 2006.
6. Exercisable in accordance with the following schedule: 15,657 shares currently exercisable and 5,219 shares on 7/17/02 and 5,220 shares on 7/17/03.
7. Exercisable according to the following schedule: 1,256 shares on 7/16/00 and 1,257 shares on 7/16 of each year from 2001 through 2004.
8. Exercisable according to the following schedule: 2,000 shares on 7/16 of each year from 2000 through 2004.
9. Exercisable in accordance with the following schedule: 3,719 shares on 7/20/01 and 7/20/03, 3,720 shares on 7/20/02 and 7/20/04 and 3,721 shares on
7/20/05.